Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of Tower Group, Inc of our report dated April 6, 2009 relating to the financial statements of CastlePoint Holdings, Ltd, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Hamilton, Bermuda
July 31, 2009